Exhibit 99.1

9341 Courtland Drive NE, Rockford, MI 49351
Phone (616) 866-5500

FOR IMMEDIATE RELEASE
CONTACT: Dave Latchana
(616) 863-4226

WOLVERINE WORLDWIDE SELLS CHAMPION TRADEMARKS

Transaction includes a perpetual license for the Company to continue using the trademarks on its Keds Champion footwear

ROCKFORD, Mich., June 30, 2022 – Wolverine World Wide, Inc. (NYSE: WWW), which operates one of the world’s largest portfolios of iconic footwear and lifestyle brands, today announced that Keds, LLC, its wholly-owned subsidiary, has sold the Champion trademarks for footwear in the United States and Canada to its longtime licensee, HanesBrands Inc, for $90 million in cash.

Under the agreement, Wolverine Worldwide retains a perpetual license to continue using the Champion trademark on certain footwear, including the Keds Champion sneaker that has been a mainstay of its Keds brand for decades. The transaction also successfully resolves outstanding litigation between the parties.

“This transaction represents a unique opportunity to simplify our business model while at the same time securing a significant amount of cash at a meaningful multiple of future expected royalty streams,” said Brendan Hoffman, Wolverine Worldwide’s President and Chief Executive Officer. “Also, by retaining a perpetual license our Keds brand will continue to market and sell the iconic Keds Champion sneaker that its consumers have worn and loved for generations.”

ABOUT WOLVERINE WORLDWIDE
Founded in 1883 on the belief in the possibility of opportunity, Wolverine World Wide, Inc. (NYSE:WWW) is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children’s and uniform footwear and apparel. Through a diverse portfolio of highly recognized brands, our products are designed to empower, engage and inspire our consumers every step of the way. The company’s portfolio includes Merrell®, Saucony®, Sweaty Betty®, Sperry®, Hush Puppies®, Wolverine®, Keds®, Chaco®, Bates®, HYTEST®, and Stride Rite®. Wolverine Worldwide is also the global footwear licensee of the popular brands Cat® and Harley-Davidson®. Based in Rockford, Michigan, for more than 130 years, the company’s products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com or visit us on Facebook, LinkedIn, and Instagram.

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